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                                SECOND RESTATED
                         CERTIFICATE OF INCORPORATION
                                       OF
                              LAMONTS APPAREL, INC.


                Under Sections 242, 245 and 303 of the General
                   Corporation Law of the State of Delaware

         The undersigned being the [            ] of Lamonts Apparel, Inc. (the
"Corporation"), a corporation organized and existing under the laws of the State of Delaware, do hereby certify as follows:

         FIRST: The name of the corporation is Lamonts Apparel, Inc. The date of the filing of the Corporation's original Certificate of Incorporation was December 12, 1985; and the date of the filing of the Corporation's Restated Certificate of Incorporation was October 30, 1992. The Corporation was originally incorporated under the name of Texstyrene Corporation.

         SECOND: This Restated Certificate of Incorporation, which amends and restates the Corporation's Certificate of Incorporation, is being filed in
connection with the Corporation's plan of reorganization dated [          ] (as
such plan may be amended from time to time, the "Plan of Reorganization") and was duly adopted in accordance with the provisions of 242, 245 and 303 of the General Corporation Law of the State of Delaware ("GLC"). The Plan of
Reorganization was confirmed by order entered on [            ] (the
"Confirmation Order"), by the United States Bankruptcy Court for the Western District of Washington at Seattle (the "Bankruptcy Court").

         THIRD: The Restated Certificate of Incorporation of the Corporation is hereby amended and restated so as to read in its entirety as follows:

                                   ARTICLE I

         The name of the Corporation is Lamonts Apparel, Inc. (hereinafter the "Corporation").

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                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GLC.

                                   ARTICLE IV

         The total number of shares of stock which the Corporation shall have authority to issue is 50 million, consisting of 40 million shares of common stock, each having a par value of $.01 per share (the "Common Stock"), and 10 million shares of preferred stock, each having a par value of $.01 per share (the "Preferred Stock").

         The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GLC, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

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         The Common Stock shall be comprised of 39,999,990 shares of Class A
Common Stock (the "Class A Common Stock") and ten (10) shares of Class B Common Stock ("Class B Common Stock"). All shares of Common Stock shall have the identical powers, preferences and rights, including voting rights, and shall vote on all matters as a single class, except as provided in the following paragraphs of this Article IV or as required by law.

         During the continuance of any Special Share Event (as that term is defined in the following paragraph), upon the affirmative vote of the holders of not less than 3/4 of the then outstanding shares of Class B Common Stock, voting separately as a class the Corporation shall (i) file a voluntary petition under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code"), unless the Corporation is otherwise a debtor under the United States Bankruptcy Code, and (ii) oppose any motion to dismiss the resulting bankruptcy case. Any such vote, which vote shall be deemed for purposes of the resulting bankruptcy filing to be a vote of the Board of Directors, may be rescinded (i) by the affirmative vote of the holders of 3/4 of the then outstanding shares of Class B Common Stock or (ii) following the termination of such Special Share Event, upon the vote of the Board of Directors; provided, however, that a vote to file a voluntary petition may only be rescinded prior to the filing of such petition. Such right of the holders of the Class B Common Stock shall be coextensive with the right of the Board of Directors at any time to cause such a filing to occur and nothing contained herein shall restrict the ability of the Board of Directors to cause the Corporation to file a voluntary petition under the Bankruptcy Code or to oppose any motion to dismiss any bankruptcy case.

         A "Special Share Event" shall be deemed to exist (a) during the continuance of any Event of Default; provided that the Corporation has received written notice from the Agent (as those terms are defined in the Amended and Restated Debtor-In-Possession and Exit Financing Loan Agreement by and among Lamonts Apparel, Inc., BankBoston, N.A., certain lending institutions party thereto and BankBoston, N.A., as Agent, dated as of September 22, 1997, as amended from time to time (the "Loan Agreement")) of the Agent's intention to exercise any of the rights and remedies available to it upon any Event of Default under the Loan Agreement or any exercise of any such remedies, in each such case until such Event of Default is cured or such notice or exercise is rescinded, and/or (b) upon the acceleration of the Term Loan and/or the Revolving Credit Loans (as those terms are defined in the Loan Agreement), in each such case until such

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acceleration is rescinded or all amounts due under such accelerated loan are repaid in full.

         Upon satisfaction of all of the Corporation's payment obligations under the Term Loan, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock, with no other action on the part of the Corporation or the holder thereof. Notwithstanding anything to the contrary in this Second Restated Certificate of Incorporation, including, but not limited to, in this Article IV or in Article VIII, the right of the holders of Class B Common Stock to cause the Corporation to file a voluntary bankruptcy petition and to oppose any motion to dismiss the resulting bankruptcy case during the continuance of any Special Share Event may not be modified, altered, conditioned or amended in any way, except upon the vote and consent of the holders of (i) 3/4 of the then outstanding shares of Class B Common Stock, voting separately as a class and (ii) a majority of the then outstanding shares of Common Stock. Immediately following the conversion of any shares of Class B of Common Stock into shares of Class A Common Stock,
(i) such converted shares of Class B Common Stock shall be deemed no longer outstanding, (ii) all rights whatsoever with respect to such converted shares of Class B Common Stock shall terminate, and (iii) the persons entitled to receive the Class A Common Stock upon the conversion of such converted Class B Common Stock shall be treated for all purposes as having become the owners of Class A Common Stock.

         No additional shares of Class B Common Stock shall be authorized or issued. The Class B Common Stock shall not be transferable except in connection with the sale or transfer of the transferee's entire interest as assignee of the Term Loan Lender's interest in the Term Loan after the transferee has purchased all right, title and interest of the Term Loan Lender in the Term Loan or as the party subrogated to such Term Loan Lender's interest after payment on its guaranty of certain of the Borrower's obligations to the Term Loan Lender (all capitalized terms being used in this sentence as defined in the Loan Agreement). Upon any purported transfer in violation of the foregoing restriction, each share of Class B Common Stock so transferred shall no longer have the ability to vote to cause the Corporation to file a voluntary petition or oppose a motion to dismiss the resulting bankruptcy case unless and until such shares are properly tranferred to the transferee or continue to be held by the transferor.

                                   ARTICLE V

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         The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123 of the United States Bankruptcy Code as in effect on the effective date of the Plan of Reorganization; PROVIDED, that this
Article V:  (i) will have no further force and effect beyond that required under
Section 1123 of the Bankruptcy Code; (ii) will have such force and effect, if any, only for so long as such section of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.

                                   ARTICLE VI

         The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

              (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

              (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

              (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

              (4) No director of the Corporation serving on or after January 6, 1995 shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI by the stockholders of the Corporation shall not


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         adversely affect any right or protection of a director of the
         Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

              (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; PROVIDED, HOWEVER, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

                                   ARTICLE VII

         Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                                   ARTICLE VIII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


         IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed in its corporate name this ____________ day of ___________, 1997.


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                            [Name]

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                            [Title]







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